Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, February 16, 2010 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.323140 per unit, payable on March 29, 2010, to unitholders of record on February 26, 2010. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.323140 per unit is slightly higher than the $0.322823 per unit distributed last quarter and is 7% higher than the $0.301562 per unit distributed in the comparable quarter in 2009.
     The volume of oil and natural gas produced and included in the current distribution have shown a marked increase over the volumes produced and included in the distribution in the comparable quarter in 2009. However, even though volumes have increased, they have not reached the levels realized before Hurricanes Gustav and Ike 2008. In addition, the benefit realized in the current distribution by the increased production was offset by the decrease in prices realized for oil and natural gas.
     Over 70% of the royalties included in this distribution are from the net profits interest in the royalty properties located offshore Louisiana held by Marine Petroleum Corporation.
     This distribution to be paid on March 29, 2010 will generally be based on royalties collected during the months of October, November and December of 2009, and January of 2010.
     Approximately 29% of the distribution this quarter is from the 32.6% interest that Marine holds in Tidelands Royalty Trust “B”. Revenues from Tidelands Royalty Trust “B” are down primarily due to lower prices realized for both oil and natural gas.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794